Exhibit 5.1

May 29, 2013
Forum Energy Technologies, Inc.
920 Memorial City Way, Suite 1000
Houston, Texas 77024

Ladies and Gentlemen:
As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 605,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable pursuant to the Forum Energy Technologies, Inc. Employee Stock Purchase Plan (the “Plan”), certain legal matters with respect to the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Plan, corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plan, such Shares will be validly issued, fully paid and non-assessable.
The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the

Forum Energy Technologies, Inc.

category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Baker Botts L.L.P.

TRF/JBM/JRP